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                                                       Exhibit 99.(d)(3)

April 17, 2001

Mr. John L. Bishop
President and Chief Executive Officer
Vysis, Inc.
3100 Woodcreek Drive
Downers Grove, Illinois 60515-5400


                                  CONFIDENTIALITY AGREEMENT

Dear John:

         In connection with our possible interest in the acquisition (the "Transaction") of Vysis, Inc. ("you" or the "Company"), we have requested that you or your representatives furnish us or our representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished by you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "your Representatives") to us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by us or our Representatives in connection with our or their review of, or our interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which: (i) is or becomes publicly available other than as a result of an unauthorized disclosure by us or our Representatives; (ii) is or becomes available to us on a non-confidential basis; (iii) is in our possession prior to disclosure hereunder, as evidenced by our written records; or (iv) is independently developed by or for us or our Representatives without reference to Information.

Accordingly, the parties hereby agree as follows:

1. We and our Representatives: (a) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without your prior written consent, disclose any Information in any manner whatsoever; and (b) will not use any Information other than in connection with the Transaction; PROVIDED, HOWEVER, that we may reveal the Information to our
       Representatives: (x) who need to know the Information for the purpose of evaluating the Transaction; (y) who are informed by us of the confidential nature of the Information; and (z) who agree to act in accordance with the terms of this letter


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       agreement. We will cause our Representatives to observe the terms of this letter agreement, and we will be responsible for any breach of this letter agreement by any of our Representatives.

2. We and our Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without your prior written consent, disclose to any person the fact that the Information exists. Further, each party and its Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party's prior written consent, disclose to any person the fact that the Information has been made available to us, that we are considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that we or any of our Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, we will notify you promptly so that you may seek, at your sole expense, a protective order or other appropriate remedy or, in your sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or remedy is obtained, or that the Company does not waive compliance with the terms of this letter agreement, we will furnish only that portion of the Information which we are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If we determine not to proceed with the Transaction, we will promptly inform you of that decision and, in that case, and at any time upon the request of the Company or any of your Representatives, we will either:
       (a) promptly destroy all copies of the written Information in our or our Representatives' possession and confirm such destruction to you in writing; or (b) promptly deliver to the Company at our own expense all copies of the written Information in our or our Representatives' possession; PROVIDED, HOWEVER, we may retain one copy of the Information in our counsel's files for archival purposes.

5. We acknowledge that neither you, nor your Representatives, nor any of your or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and we agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. We further agree that we are not entitled to rely on the accuracy or completeness of the Information. Each party shall be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.



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6.     We agree that until such time as we have determined not to proceed with the Transaction and have notified you of such pursuant to paragraph 4 herein and for a period of one year thereafter, we will not, directly or indirectly, solicit for employment (other than through general advertising that is not focused on the Company) or hire any employee of the Company or any of its subsidiaries with whom we have had contact or who became known to us in connection with our consideration of the Transaction. The restriction set forth in this paragraph 6 shall only apply to our diagnostic division.

7. We acknowledge and agree that: (a) you and your Representatives are free to conduct the process leading up to a possible Transaction as you and your Representatives, in your sole discretion, determine; and (b) you reserve the right, in your sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to us or any other person, to reject any and all proposals made by us or any of our Representatives with regard to the Transaction and to terminate discussions and negotiations with us at any time and for any reason. Except as otherwise provided herein, unless and until a written definitive agreement concerning the Transaction has been executed, neither party nor any of its Representatives will have any liability to the other party or its Representatives with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

8. Each party acknowledges that remedies at law may be inadequate to protect such party against any actual or threatened breach of this letter agreement by the other party or by its Representatives. In the event of litigation relating to this letter agreement, if a court or competent jurisdiction determines in a final, non-appealable order that this letter agreement has been breached by a party or by its Representatives, then the breaching party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

9. No failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. This letter agreement will be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts between residents of that state and executed in and to be performed in that state.

11. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.


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12.    Except as otherwise provided herein, the term of this letter agreement is one (1) year from the date signed below. Our obligations of confidentiality and nonuse shall terminate four (4) years from the date signed below.

Please confirm your agreement with the foregoing by signing, dating and returning to the undersigned a duplicate copy of this letter enclosed herewith.


                              Very truly yours,

                              ABBOTT LABORATORIES

                              By: /s/ Thomas D. Brown
                                 -------------------
                                  Thomas D. Brown
                                  Senior Vice President, Diagnostic Operations


Accepted and Agreed as of the date signed below:

Vysis, Inc.

By: /s/ John L. Bishop
   ------------------
     John L. Bishop
     President and Chief Executive Officer


Date:   4/19/01
     -----------------



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                                                                August 21, 2001
[LETTERHEAD]

                                                                VIA FACSIMILE
                                                                AND COURIER
Vysis, Inc.
3100 Woodcreek Drive
Downers Grove, Illinois 60515-5400

Attention:  Mr. John L. Bishop
            President and Chief Executive Officer

Dear John:

       Reference is made to the Confidentiality Agreement between Abbott Laboratories ("Abbott") and Vysis, Inc. ("Vysis") dated April 17, 2001 (the "Confidentiality Agreement"). The parties wish to amend the Confidentiality Agreement to ensure that any Information (whether written or oral) disclosed by Abbott or our Representatives to Vysis or its Representatives is maintained as confidential by Vysis and its Representatives according to the terms of the Confidentiality Agreement as if the Confidentiality Agreement were originally drafted to include such obligations. Except as otherwise defined in this letter, terms used in this letter are used as defined in the Confidentiality Agreement.

       Abbott and Vysis agree that, effective as of the date of this letter, the Confidentiality Agreement shall be amended so that:

       (a) the term "Information" also includes information (whether written or oral) relating to us or the Transaction furnished hereunder by us or our Representatives to you or your Representatives;

       (b) the obligations of Paragraphs 1, 3 and 4 as well as the first sentence of Paragraph 2, the first two sentences of Paragraph 5 and the first sentence of Paragraph 6 are mutual for you and your Representatives;

       (c) the references to "we", "us", "our" and "our Representatives" shall be read, respectively, as "you", "you", "your" and "your Representatives" when referring to your rights and obligations under the Confidentiality Agreement; and

       (d)   Paragraph 12 is restated in its entirety to read:

                        Except as otherwise provided herein, the term of this letter agreement is one (1) year from April 19, 2001. The parties' obligations of confidentiality and nonuse shall terminate four (4) years from April 19, 2001.

       Except as provided herein, the Confidentiality Agreement shall remain unchanged and in full force and effect. This amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, and may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.


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Mr. John L. Bishop
August 21, 2001
Page 2


Please confirm that the foregoing is in accordance with your understanding by executing and dating both originals and returning one original of this letter to me. Upon my receipt of a faxed copy of the letter signed by you (fax no. 847-938-5968), this letter and your acceptance shall constitute a binding agreement between Abbott and Vysis.

Sincerely,

ABBOTT LABORATORIES

By: /s/Steve J. Weger Jr.
   -----------------------
     Steve J. Weger Jr.
     Vice President, Corporate
     Planning and Development


Accepted and Agreed as of August 21, 2001:

VYSIS, INC.

By: /s/John L. Bishop
   ----------------------
     John L. Bishop
     President and Chief Executive Officer